EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Optimal Robotics Corp.

We consent to incorporation by reference in the registration statement (No. 333-65530) on Form S-8 of Optimal Robotics Corp. of our report dated February 20, 2004, relating to the consolidated balance sheets of Optimal Robotics Corp. as of December 31, 2003 and 2002 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Optimal Robotics Corp.


/s/ KPMG LLP

Chartered Accountants

March 5, 2004
Montreal, Canada